Exhibit 99.1

For release: June 3, 2015	Contact: Donna Alston
O: 610.645.1095
M: 484.368.4720
DPAlston@AquaAmerica.com

Brian Dingerdissen

O: 610.645.1191

BJDingerdissen@AquaAmerica.com

AQUA AMERICA BOARD APPOINTS CHRISTOPHER H. FRANKLIN CEO EFFECTIVE JULY 1

BRYN MAWR, PA – Aqua America, Inc. (NYSE: WTR) announced today that its Board of Directors has appointed Christopher H. Franklin chief executive officer. Franklin will succeed current Chief Executive Officer Nicholas DeBenedictis effective July 1, 2015. Franklin, a 22-year veteran of Aqua, has held positions of increased responsibility in various areas of the company throughout his tenure, most recently as president and chief operating officer, regulated operations.

“Chris Franklin has played a significant role in Aqua’s success over the last two decades,” said DeBenedictis. “I am confident he’s the best person to ensure that the company will continue its growth strategy and build on its financial strength. Chris’ vision for Aqua’s future is firmly rooted in an overarching commitment to our customers, our employees, our shareholders and the communities we serve.”

Aqua’s Lead Independent Director Richard Glanton, who chaired the Executive Search Committee, expressed the Board’s support of Franklin. “After a very thorough search, the Board unanimously chose Chris to lead the company into the future,” said Glanton. “We are excited that Chris will become Aqua’s next leader and are confident that, under his leadership, Aqua will continue to deliver the performance Aqua’s shareholders have come to expect under Nick’s leadership.”

In his most recent role, where he managed eight state subsidiaries as president and chief operating officer of regulated operations, Franklin significantly increased the performance and earnings power of Aqua America’s diverse state operations. Franklin, who joined Aqua in December 1992, has held executive roles in public affairs, customer service and operations (since 2007); having been appointed chief operating officer of the company’s regulated operations in 2012. As senior vice president of the company’s corporate and public affairs department, he held responsibility for the company’s federal, state and municipal legislative affairs; investor relations and communications.

“I look forward to this tremendous opportunity to lead one of the premier utilities in the country to which I’ve devoted most of my career,” Franklin said. “All of my dedicated and talented colleagues here at Aqua share my core belief that we have a profound responsibility to provide a life-sustaining service, and we will work together daily to continue to meet and exceed our customers’ needs while continuing to grow the company.”

Before joining Aqua America, Franklin worked at PECO Energy Company (an Exelon company), where he was regional, civic and economic development officer, responsible for the review, recommendation and promotion of economic development initiatives in the Philadelphia region.

DeBenedictis, who has served as Aqua’s CEO for 23 years and who was re-elected chairman of the board in May, will serve as senior advisor to Franklin for up to three months beginning July 1 to ensure a smooth transition of duties. DeBenedictis will then become non-executive chairman of the Board. DeBenedictis said he will assist with the company’s strategic growth and public policy initiatives.

“Chris was one of the first people I hired after becoming CEO, and he has been a critical part of our management team for more than 20 years,” said DeBenedictis. “He has held senior management positions in key areas of the company and has developed an in-depth knowledge of our operations in every state. Chris has been actively involved in the growth of our company through the years—from his involvement in acquisition negotiations to his advocacy for the passage of legislation designed to provide customers of state-regulated water and wastewater utilities with improved water quality and better water and wastewater systems while allowing a fair and reasonable return for shareholders. I expect that the transition to his leadership will be smooth and seamless.”

Franklin is an active leader in the Greater Philadelphia region, serving on the following nonprofit boards:

•	Trustee, University of Pennsylvania Board of Trustees, Philadelphia, PA

•	Trustee, West Chester University’s Council of Trustees, West Chester, PA

•	Director, Magee Rehabilitation Hospital, Philadelphia, PA

•	Director, The Walnut Street Theatre, Philadelphia, PA

He also serves on the board of directors of ITC Inc. (NYSE: ITC), where he chairs the committee on operations and serves on the audit committee. ITC is an expanding electric transmission utility headquartered in Novi, Michigan. Franklin earned his B.S. from West Chester University and his M.B.A. from Villanova University.

The company will host a conference call regarding the appointment of the new CEO with financial analysts that will take place today, June 3, 2015 at 11 a.m. Eastern Daylight Time. The call will be webcast live so that interested parties can listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The conference call will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on June 3, 2015 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 1935638). International callers can dial 719.457.0820 (pass code 1935638).

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

This release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that address, among other things: the change in leadership of the company, the responsibilities of the new CEO, Mr. Franklin’s goals, objectives, strategy and vision; the anticipated impact of the change and any forthcoming organizational changes resulting from the new leadership. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements and other key factors that we have indicated could adversely affect our business and financial performance discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is on file with the Securities and Exchange Commission. Aqua America is not under any obligation — and expressly disclaims any such obligation — to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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